UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2025

ROCKET LAB CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39560	39-2182599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3881 McGowen Street
Long Beach, California		90808
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: 714 465-5737
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RKLB	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 22, 2025, Rocket Lab USA, Inc. (the “Predecessor”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among the Predecessor, LightRidge Solutions Holdings LP (“LightRigde Solutions”), and LightRidge Interco Solutions Holdings, Inc. (“LightRidge Interco”), which provides for, among other things, the Company’s purchase and acquisition of all of the issued and outstanding shares of common stock of LightRidge Interco, the owner of GEOST LLC ( “GEOST”). On May 23, 2025, as previously reported, the Predecessor implemented a holding company reorganization pursuant to which, following a merger with a wholly-owned subsidiary of Rocket Lab Corporation, a Delaware corporation (the “Company”), the Predecessor continued as the surviving corporation and a wholly-owned subsidiary of the Company, and the Company became the successor issuer to the Predecessor. On May 23, 2025, pursuant to the Purchase Agreement, the Company executed a joinder to become party thereto.
Pursuant to the terms of the Purchase Agreement, all of the issued and outstanding shares of LightRidge Interco will be purchased in exchange for aggregate consideration of $275 million, consisting of up to approximately $125 million in cash and up to approximately $150 million in shares of the Company’s common stock, $0.0001 par value (“Company Common Stock”), subject in each case to customary adjustments at closing, including for cash, working capital, transaction expenses and indebtedness (the “Transaction”). Additionally, the Purchase Agreement provides for up to $50 million in potential additional post-closing cash earnout payments to LightRidge Solutions tied to revenue targets of the GEOST business for 2026 and 2027. The Company Common Stock issuable as stock consideration in the Transaction will be valued based on the closing trading price reported on the Nasdaq Capital Market on the trading day immediately prior to the closing date, subject to a base price floor closing condition of each party.
The Purchase Agreement contains representations, warranties, covenants and closing conditions from and for the benefit of each of the Company and LightRidge Solutions that are customary for transactions of this kind, including the expiration or termination of the applicable waiting period under the HSR Act. The Company has also agreed to file a resale registration statement with respect to the Company Common Stock issued in the Transaction on the closing date of the transaction, subject to certain customary exceptions and requirements. The Company has also agreed to customary selling securityholder indemnities with respect to such registration rights. The Transaction is expected to close in the second half of 2025.
The foregoing summary of the terms of the Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by the full text of the Purchase Agreement, a copy of which is expected to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.
Item 3.02 Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Company Common Stock consideration to be issued in connection with the Transaction will be issued in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder, as a transaction by an issuer not involving a public offering.
Item 7.01 Regulation FD Disclosure.
On May 27, 2025, the Company issued a press release announcing the entry into the Purchase Agreement. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.
The information set forth under this Item 7.01 and in Exhibit 99.1 is not being filed for purposes of Section 18 of the Exchange Act and is not to be incorporated by reference into any filing of the registrant under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description
99.1	Press Release of Rocket Lab Corporation, dated May 27, 2025, announcing agreement to acquire GEOST
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET LAB CORPORATION

Date:	May 27, 2025	By:	/s/ Adam Spice
Adam Spice Chief Financial Officer